Exhibit 99

MATRIX SERVICE COMPANY REPORTS FISCAL YEAR 2025 FIRST QUARTER RESULTS, REAFFIRMS FULL YEAR REVENUE GUIDANCE

TULSA, OK – November 6, 2024 – Matrix Service Company (Nasdaq: MTRX), a leading North American industrial engineering, construction, and maintenance contractor, today announced results for the first quarter of fiscal 2025 ended September 30, 2024.

FIRST QUARTER FISCAL 2025 RESULTS
(all comparisons versus the prior year quarter unless otherwise noted)

•Maintaining full year Fiscal 2025 Revenue Guidance of $900 to $950 million
•Total backlog of $1.4 billion
•Total project awards in the quarter of $148.0 million, resulting in a book-to-bill ratio of 0.9x
•Revenue of $165.6 million
•Net loss per share of $(0.33) versus $(0.12); adjusted net loss per share of $(0.33)(1) versus $(0.21)
•Adjusted EBITDA of $(5.9) million(1) versus $(0.9) million
•Cash flow from operations of $11.9 million
•Liquidity at September 30, 2024 of $181.2 million with no outstanding debt

MANAGEMENT COMMENTARY

“We are reiterating our full-year fiscal 2025 revenue guidance, supported by continued demand strength within our core infrastructure and industrial end-markets,” said John Hewitt, President and Chief Executive Officer. “We continue to demonstrate strong project execution, while positioning our team to capitalize on a $5.8 billion opportunity funnel as we look to the remainder of fiscal year 2025 and beyond.

“We exited the first quarter with near-record backlog, driven mainly by our Storage and Terminal Solutions segment, which continues to benefit from robust energy infrastructure investment activity,” continued Hewitt. “We expect our conversion of backlog into revenue to increase as we move through fiscal 2025, culminating in improved fixed cost absorption, operating leverage and margin expansion. We continue to anticipate a return to profitability in fiscal 2025.

“Our Utility and Power Infrastructure (“UPI”) Segment delivered more than 70% year-over-year revenue growth in the first quarter, as customers continue to prioritize investment in grid reliability, resilience and load growth,” said Hewitt. “Between our already booked work and the market demand for peak shaving projects we expect to see continued revenue growth within the UPI segment in fiscal 2025 and beyond.

“As previously communicated, a large, two-year renewable diesel project reached completion in the fourth quarter fiscal 2024, resulting in a significant year-over-year decline in our first quarter Process & Industrial facilities (“PIF”) segment revenue,” stated Hewitt. “Excluding the impact of this project, consolidated first quarter revenue declined 3% versus the prior-year period.
(1) Adjusted net loss and adjusted loss per share are non-GAAP financial measures which exclude gain on sale of non-core assets, Adjusted EBITDA is a non-GAAP financial measure which excludes interest expense, interest income, income taxes, depreciation and amortization expense, gain on asset sales, and stock-based compensation. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to net loss and net loss per share.

Importantly, we view the decline in PIF revenue as temporary given current backlog, in addition to multiple project opportunities commencing in late fiscal 2025.

“As of September 30, 2024, we had more than $181 million in cash and borrowing availability under our credit facility, consistent with our disciplined approach to balance sheet management,” noted Hewitt. “Our commercial focus on higher-margin specialty engineering and construction opportunities, lean operating model, and returns-driven approach toward capital allocation position Matrix for long-term value creation as we enter this next, exciting chapter for our business.”

FINANCIAL SUMMARY

Fiscal 2025 first quarter revenue was $165.6 million, compared to $197.7 million in the fiscal first quarter of 2024. The difference is principally due to the timing between lower revenues from a now completed large renewable diesel project, increases in revenues from LNG peak shaving projects and storage projects in backlog.

Gross margin was $7.8 million, or 4.7%, in the first quarter of fiscal 2025 compared to $11.9 million, or 6.0% for the first quarter of fiscal 2024. While project execution remained strong, gross margins were negatively impacted by the under-recovery of construction overhead costs on the lower revenues. Construction overhead resources have been structured to support the strong market demand and anticipated revenue growth in each of our segments, with focus on continued high quality project execution and efficient utilization of the cost structure.

SG&A expenses were $18.6 million in the first quarter of fiscal 2025 compared to $17.1 million in the first quarter of fiscal 2024. The increase is primarily due to an increase in headcount required to support the strong market demand and growth in our business.

For the first quarter of fiscal 2025, the Company had a net loss of $9.2 million, or $(0.33) per share, compared to a net loss of $3.2 million, or $(0.12) per share, in the first quarter of fiscal 2024. Adjusted net loss for the first quarter fiscal 2025 was $9.2 million, or $(0.33) per share compared to $5.7 million, or $(0.21) for the first quarter fiscal 2024.

SEGMENT RESULTS

Storage and Terminals Solutions segment revenue decreased to $78.2 million in the first quarter of fiscal 2025 compared to $90.1 million in the first quarter of fiscal 2024, due to reduced volumes of work for flat bottom tank new build, repair and maintenance work, partially offset by increases in LNG storage and specialty vessel projects. Gross margin was 6.0% in the first quarter of fiscal 2025, compared to 5.5% in the first quarter fiscal 2024. Project execution was strong for the segment in the current quarter; however, both periods were impacted by the under-recovery of construction overhead costs.

Utility and Power Infrastructure segment revenue increased to $55.9 million in the first quarter of fiscal 2025 compared to $32.4 million in the first quarter of fiscal 2024, benefiting from higher volumes of work associated with LNG peak shaving projects, partially offset by decreases in power delivery work. Gross margin decreased to 2.3% in the first quarter of fiscal 2025, compared to 11.4% for the first quarter of fiscal 2024, due to the under-recovery of construction overhead costs primarily in our power delivery service line. Additionally, segment gross margin in the first quarter of fiscal 2024 benefited from favorable project closeouts.

Process and Industrial Facilities segment revenue decreased to $31.4 million in the first quarter of fiscal 2025 compared to $75.1 million in the first quarter of fiscal 2024, primarily due to lower revenue volumes for a now completed large renewable diesel project. The Company believes this reduction is temporary given our strong backlog, including a significant gas processing construction project that is expected to commence in late fiscal 2025. Gross margin was 6.4% in the first quarter of fiscal 2025, compared to 6.8% for the first quarter of fiscal 2024. Gross margins in both periods were negatively impacted by under-recoveries of construction overhead costs.

BACKLOG

The Company’s backlog remained at near record levels in the first quarter of fiscal 2025, ending at $1.4 billion as of September 30, 2024. Project awards totaled $148 million in the first quarter of fiscal 2025, in part due to continued strength in the Storage and Terminal Solutions segment, resulting in a book-to-bill ratio of 0.9x for the quarter, and a trailing twelve month book-to-bill ratio of 1.1x. The table below summarizes our awards, book-to-bill ratios and backlog by segment for our first fiscal quarter (amounts are in thousands, except for book-to-bill ratios):

	Three Months Ended
	September 30, 2024		Backlog as of
Segment:	Awards	Book-to-Bill(1)	September 30, 2024
Storage and Terminal Solutions	$81,651	1.0x	$801,667
Utility and Power Infrastructure	34,365	0.6x	358,150
Process and Industrial Facilities	31,961	1.0x	252,054
Total	$147,977	0.9x	$1,411,871

(1)Calculated by dividing project awards by revenue recognized during the period.

FINANCIAL POSITION

Net cash provided by operating activities during the first quarter of fiscal 2025 was $11.9 million and primarily reflects scheduled payments from customers associated with project awards in backlog.

As of September 30, 2024, Matrix had total liquidity of $181.2 million. Liquidity is comprised of $124.6 million of unrestricted cash and cash equivalents and $56.6 million of borrowing availability under the credit facility. The Company also has $25.0 million of restricted cash to support the facility. As of September 30, 2024, we had no outstanding borrowings under the facility.

FISCAL YEAR 2025 FINANCIAL GUIDANCE

The following forward-looking guidance reflects the Company’s current expectations and beliefs as of November 6, 2024. Various factors outside of the Company's control may impact the Company's revenue and business. This includes the timing of project awards and starts which may be impacted by market fundamentals, client decision-making, presidential election cycle, and the associated regulatory environment. The following statements apply only as of the date of this disclosure and are expressly qualified in their entirety by the cautionary statements included elsewhere in this document.

The Company reaffirmed revenue guidance it issued on September 9, 2024, with fiscal year 2025 revenue expected to be in the range of $900 million to $950 million.

On a segment basis:

•In Storage and Terminal Solutions segment, the Company expects revenue to increase as the year progresses driven by specialty vessel and related facility projects currently in backlog.
•In the Utility and Power Infrastructure segment, the Company expects revenue to increase as the level of work accelerates on LNG peak shaving projects currently in backlog.
•In the Process and Industrial Facilities segment, the Company expects revenue to increase in the latter half of the year due to timing of turnaround work and as we begin work on projects currently in backlog.

CONFERENCE CALL DETAILS

In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, November 7, 2024.

Investors and other interested parties can access a live audio-visual webcast using this webcast link: https://edge.media-server.com/mmc/p/uu2vt85z/, or through the Company’s website at www.matrixservicecompany.com on the Investors Relations page under Events & Presentations.

If you would like to dial in to the conference call, please register at https://register.vevent.com/register/BI896f05552b1f480eac6c6f77492cc225 at least 10 minutes prior to the start time. Upon registration, participants will receive a dial-in number and unique PIN to join the call as well as an e-mail confirmation with the details.
For those unable to participate in the conference call, a replay of the webcast will be available on the Investor Relations page of the Company's website.
The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
ABOUT MATRIX SERVICE COMPANY

Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering, construction, and maintenance contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.

The Company reports its financial results in three key operating segments: Storage and Terminal Solutions, Utility and Power Infrastructure, and Process and Industrial Facilities.

With a focus on sustainability, building strong Environment, Social and Governance (ESG) practices, and living our core values, Matrix ranks among the Top Contractors by Engineering-News Record, was recognized for its Board diversification by 2020 Women on Boards, is an active signatory to CEO Action for Diversity and Inclusion, and is consistently recognized as a Great Place to Work®. To learn more about Matrix Service Company, visit matrixservicecompany.com

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended
	September 30, 2024	September 30, 2023
Revenue	$165,579	$197,659
Cost of revenue	157,766	185,800
Gross profit	7,813	11,859
Selling, general and administrative expenses	18,580	17,113
Operating loss	(10,767)	(5,254)
Other income (expense):
Interest expense	(89)	(325)
Interest income	1,572	150
Other	61	2,262
Loss before income tax expense	(9,223)	(3,167)
Provision (benefit) for federal, state and foreign income taxes	—	—
Net loss	$(9,223)	$(3,167)
Basic loss per common share	$(0.33)	$(0.12)
Diluted loss per common share	$(0.33)	$(0.12)
Weighted average common shares outstanding:
Basic	27,559	27,113
Diluted	27,559	27,113

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	September 30, 2024	June 30, 2024
Assets
Current assets:
Cash and cash equivalents	$124,610	$115,615
Accounts receivable, net of allowance for credit losses	132,541	138,987
Costs and estimated earnings in excess of billings on uncompleted contracts	31,818	33,893
Inventories	7,508	8,839
Income taxes receivable	180	180
Prepaid expenses and other current assets	12,236	4,077
Total current assets	308,893	301,591
Restricted cash	25,000	25,000
Property, plant and equipment - net	43,247	43,498
Operating lease right-of-use assets	19,155	19,150
Goodwill	29,077	29,023
Other intangible assets, net of accumulated amortization	1,377	1,651
Other assets, non-current	43,408	31,438
Total assets	$470,157	$451,351

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	September 30, 2024	June 30, 2024
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$61,668	$65,629
Billings on uncompleted contracts in excess of costs and estimated earnings	204,612	171,308
Accrued wages and benefits	13,910	15,878
Accrued insurance	4,932	4,605
Operating lease liabilities	3,782	3,739
Other accrued expenses	3,247	3,956
Total current liabilities	292,151	265,115
Deferred income taxes	25	25
Operating lease liabilities	19,149	19,156
Other liabilities, non-current	2,315	2,873
Total liabilities	313,640	287,169
Commitments and contingencies
Stockholders’ equity:
Common stock — $0.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued at September 30, 2024 and June 30, 2024, respectively; 27,550,202 and 27,308,795 shares outstanding as of September 30, 2024 and June 30, 2024, respectively;	279	279
Additional paid-in capital	143,765	145,580
Retained earnings	24,718	33,941
Accumulated other comprehensive loss	(9,099)	(9,535)
Treasury stock, at cost — 338,015 and 579,422 shares as of September 30, 2024 and June 30, 2024, respectively;	(3,146)	(6,083)
Total stockholders' equity	156,517	164,182
Total liabilities and stockholders’ equity	$470,157	$451,351

Matrix Service Company
Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended
	September 30, 2024	September 30, 2023
Operating activities:
Net loss	$(9,223)	$(3,167)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	2,515	2,911
Stock-based compensation expense	2,311	1,755
Loss (gain) on disposal of property, plant and equipment	68	(2,366)
Other	38	72
Changes in operating assets and liabilities increasing (decreasing) cash:
Accounts receivable, net of allowance for credit losses	(5,110)	(6,543)
Costs and estimated earnings in excess of billings on uncompleted contracts	2,075	2,519
Inventories	1,331	(1,716)
Other assets and liabilities	(8,580)	(7,669)
Accounts payable	(3,903)	(2,173)
Billings on uncompleted contracts in excess of costs and estimated earnings	33,304	(12,303)
Accrued expenses	(2,908)	(195)
Net cash provided (used) by operating activities	11,918	(28,875)
Investing activities:
Capital expenditures	(1,944)	(478)
Proceeds from sale of property, plant and equipment	—	2,618
Net cash provided (used) by investing activities	(1,944)	2,140
Financing activities:
Proceeds from issuance of common stock under employee stock purchase plan	46	45
Repurchase of common stock for payment of statutory taxes due on equity-based compensation	(1,235)	(456)
Net cash used by financing activities	(1,189)	(411)
Effect of exchange rate changes on cash	210	(307)
Net increase (decrease) in cash and cash equivalents	8,995	(27,453)
Cash, cash equivalents and restricted cash, beginning of period	140,615	79,812
Cash, cash equivalents and restricted cash, end of period	$149,610	$52,359
Supplemental disclosure of cash flow information:
Cash paid (received) during the period for:
Income taxes	$—	$(27)
Interest	$145	$389

Matrix Service Company
Results of Operations

(In thousands)

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended September 30, 2024
Total revenue (1)	$78,239	$55,912	$31,428	$—	$165,579
Cost of revenue	(73,542)	(54,605)	(29,431)	(188)	(157,766)
Gross profit (loss)	4,697	1,307	1,997	(188)	7,813
Selling, general and administrative expenses	5,569	3,976	1,766	7,269	18,580
Operating income (loss)	$(872)	$(2,669)	$231	$(7,457)	$(10,767)
(1) Total revenues are net of inter-segment revenues which are primarily Process and Industrial Facilities and Storage and Terminal Solutions and were $0.9 million for the three months ended September 30, 2024.

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Corporate	Total
	Three Months Ended September 30, 2023
Total revenue (1)	$90,144	$32,395	$75,120	$—	$197,659
Cost of revenue	(85,191)	(28,698)	(70,042)	(1,869)	(185,800)
Gross profit (loss)	4,953	3,697	5,078	(1,869)	11,859
Selling, general and administrative expenses	4,629	1,548	3,087	7,849	17,113
Operating income (loss)	$324	$2,149	$1,991	$(9,718)	$(5,254)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $0.8 million for the three months ended September 30, 2023.

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:
•fixed-price awards;
•minimum customer commitments on cost plus arrangements; and
•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.

Three Months Ended September 30, 2024

The following table provides a summary of changes in our backlog for the three months ended September 30, 2024:

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Total
	(In thousands)
Backlog as of June 30, 2024	$798,255	$379,697	$251,521	$1,429,473
Project awards	81,651	34,365	31,961	147,977
Revenue recognized	(78,239)	(55,912)	(31,428)	(165,579)
Backlog as of September 30, 2024	$801,667	$358,150	$252,054	$1,411,871
Book-to-bill ratio (1)	1.0x	0.6x	1.0x	0.9x

(1)Calculated by dividing project awards by revenue recognized.

Non-GAAP Financial Measures
Adjusted Net Loss
We have presented Adjusted net loss, which we define as Net loss before gain on sale of assets, and the tax impact of these adjustments, because we believe it better depicts our core operating results. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted net loss. Since Adjusted net loss is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Net loss as an indicator of operating performance. Adjusted net loss, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted net loss excludes certain financial information compared with Net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted net loss, has certain material limitations as follows:
•It does not include gain on the sale of assets. While these sales occurred outside the normal course of business, any measure that excludes this gain has inherent limitations since the sales resulted in material inflows of cash.
A reconciliation of Net loss to Adjusted net loss follows:

Reconciliation of Net Loss to Adjusted Net Loss(1)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2024	September 30, 2023
Net loss, as reported	$(9,223)	$(3,167)
Gain on sale of assets(2)	—	(2,536)
Tax impact of adjustments and other net tax items(3)	—	—
Adjusted net loss	$(9,223)	$(5,703)

Loss per fully diluted share, as reported	$(0.33)	$(0.12)
Adjusted loss per fully diluted share	$(0.33)	$(0.21)

(1)Beginning with fiscal 2024, the definition of Adjusted net loss and Adjusted loss per share was updated to no longer include changes in the valuation allowance of deferred tax assets. Prior period information has been adjusted to conform to the updated definition of Adjusted net loss and Adjusted loss per share.
(2)In fiscal 2024, we sold our Burlington, ON office in the first quarter and recorded a gain of $2.5 million.
(3)Represents the tax impact of the adjustments to Net loss, calculated using the applicable effective tax rate of the adjustment. Due to the existence of valuation allowances on our deferred tax assets and net operating losses, there was no tax impact of any of the adjustments in any period presented.

Adjusted EBITDA
We have presented Adjusted EBITDA, which we define as net loss before gain on sale of assets, stock-based compensation, interest expense, interest income, income taxes, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted EBITDA, has certain material limitations as follows:

•It does not include interest expense. Because we have borrowed money to finance our operations and to acquire businesses, pay commitment fees to maintain our senior secured revolving credit facility, and incur fees to issue letters of credit under the senior secured revolving credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•It does not include interest income. Because we have money invested in money market depository accounts and we will have earned interest income on these investments, any measure that excludes interest income has material limitations.

•It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.

•It does not include gain on asset sales. While these sales occurred outside the normal course of business and are not expected to be recurring, any measure that excludes this gain has inherent limitations since the sale resulted in a material inflow of cash.

•It does not include equity-settled stock-based compensation expense. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we historically release vested shares out of our treasury stock, which has been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.

A reconciliation of Net loss to Adjusted EBITDA follows:
Reconciliation of Net Loss to Adjusted EBITDA
(In thousands)

	Three Months Ended
	September 30, 2024	September 30, 2023
Net loss	$(9,223)	$(3,167)
Interest expense	89	325
Interest income(1)	(1,572)	(150)
Depreciation and amortization	2,515	2,911
Gain on sale of assets(2)	—	(2,536)
Stock-based compensation(3)	2,311	1,755
Adjusted EBITDA	$(5,880)	$(862)

(1)Beginning with fiscal 2024, to be more consistent with our peers, we updated our calculation methodology of adjusted EBITDA to include interest income, prior periods have been adjusted to the new methodology.
(2)In fiscal 2024, we sold our Burlington, ON office in the first quarter and recorded a gain of $2.5 million.
(3)Represents only the equity-settled portion of our stock-based compensation expense.